EXHIBIT 10.5

THIS SUBLEASE is made the   05                 day of September, 2003 between IMPRESA GUFFANTI CONSTRUZIONI EDILI SRL  a Company incorporated in Italy and registered under the Law of Antigua and Barbuda to carry on business in Antigua (hereinafter called “the Sub-Lessor”); AND

BEACH PROPERTIES BARBUDA LIMITED a company incorporated in Antigua and Barbuda with registered office at the office of E. Ann Henry & Associates Lower Church Street, St. John’s, Antigua (hereinafter called “the Sub-Lessee”); AND

ANTONIO GUFFANTI of Palmetto Point Barbuda (hereinafter called “the Guarantor”):

..………………………………………………………………………………………

WHEREAS:

1.

The Sub-Lessor is the Lessee under and by virtue of an Indenture of Lease recorded and registered in the Registry of Deeds of Antigua and Barbuda in Liber C Volume 142 at Folios 1042-1061 under which Indenture of Lease the Government of Antigua and Barbuda is the Lessor (hereinafter referred to as “the Head-Lease”);

2.

The premises demised under the Head-Lease are described in the Head-Lease and include approximately ninety (90) acres of land together with all improvements fixtures and buildings, and the equipment thereon more particularly described in the First Schedule hereto (save and except the cottage sublet to Derjanezc), (hereinafter called “the Premises”),

3.

The parties hereto have agreed for a sub-lease of the Head-Lease and the items listed in the First Schedule, and for the lease of the assets and items listed in the Second Schedule hereto (which assets and items listed in the Second Schedule hereto are hereinafter called “the Assets”) upon the terms and conditions hereof together with the right and option to take an assignment of the Head-Lease and to purchase the Assets.

NOW IT IS HEREBY AGREED:

4.

Upon the execution hereof and during the term hereby created and upon the terms and conditions set out herein:

i.

the Sub-Lessor subleases, sublets and demises all of Sub-Lessor’s rights titles and interest in and to the Premises, subject to the terms of the Head Lease, and

ii

the Sub-Lessor leases, lets and demises all of the Sub-Lessor’s rights, titles and interest in and to:

(a)

The goodwill of the Business now carried on by the Sub-Lessor by its designee (hereinafter referred to as “the Present Operator”)

(b)

The rights to use the name “Palmetto Beach Hotel” and any other names now used in connection with the said business as are owned by the Sub-Lessor.

(c)

The Assets as hereinbefore described.

(a)

All or any licenses in the name of the Sub-Lessor which are by law transferable or assignable.

(e)

All easements, water-rights, air-rights and rights of way which relate to the Premises according to and pursuant to the Laws of Antigua and Barbuda.

1.

The term hereof shall commence upon the execution hereof and shall continue for a period of nine (9) years unless sooner terminated.

2.

This sub-lease shall not come into effect until:

i.

The Government of Antigua and Barbuda has executed a consent to this sub-lease; and

ii.

The Sub-Lessee or its shareholders and directors have obtained approval for a Non-Citizen’s License for this sub-lease.

3.

The Sub-Lessee agrees to pay the Sub-Lessor or its nominee the rent as stated in the Third Schedule.  Such amounts  are based upon  (i) $2,700,000.00 plus interest amortized over Twenty-Eight (28) quarters commencing on January 1, 2004 and (ii) $1,800,000.00  plus interest amortized over Twenty-Eight (28) quarters beginning January 1, 2006.  The Sub-Lessee shall have the right to prepay the rent prior to the stated due dates, provided that, any prepayment of rental amounts prior to the respective due date shall include Seven (7) % per annum interest for such payment only up to the date of pre-payment and only on the outstanding principal or rental amount PROVIDED HOWEVER that if the full principal (rent) is prepaid prior to the 1st January, 2006, then the Sub-Lessee shall pay, in addition thereto, the sum of $50,000.00.  Any prepayments shall give effect to the second sentence hereof, and shall be net of all bank charges and bank transfer costs.

4.

During the term of this Sub-Lease, the Sub-Lessee shall be entitled to exclusive, peaceful and quiet possession and use of the Assets and Premises, subject to the terms herein.

5.

As additional consideration herefor, the Sub-Lessor hereby grants to the Sub-Lessee an irrevocable option (“Option”) to purchase the Assets and Premises, subject to the terms and conditions herein. In this regard, concurrent with the execution hereof, the Sub-Lessor will deliver to John E. Fuller Attorney-at-Law, as escrow agent pursuant to an escrow agreement executed by the parties, a duly executed Bill of Sale in favour of the Sub-Lessee in a form acceptable to the Sub-Lessee’s attorney and an Instrument of Assignment of the Head Lease. The Option is exercisable within 30 days following payment of the last of the payments listed in the Third Schedule, provided that, all other payments listed in the Third Schedule have been made to the Sub-Lessor. The Option may be exercised by the Sub-Lessee by delivering a check to the escrow agent in the amount of US$1.00 (hereinafter called “the Option Price”), which check shall be made payable to the Sub-Lessor, together with written notice indicating Sub-Lessee’s exercise of the Option. Separately, the Sub-Lessee shall provide a copy of such notice to the Sub-Lessor. Upon receipt of the Option Price by the escrow agent, the escrow agent shall release the Bill of Sale and the Instrument of Assignment of the Head Lease to the Sub-Lessee and the Sub-Lessee will be the owner of the Assets and Premises, free and clear of all liens, claims or liabilities of any kind or nature, subject to the terms of the Head-Lease.

6.

Concurrent with the execution hereof:

a.

The Sub-Lessee shall pay the sum of US$ 500,000.00 net of any bank charges and/or transfer costs, by electronic transfer to an account designated by the Sub-Lessor.

b.

The parties will execute the escrow agreement, and the Sub-Lessor shall execute and deliver the Bill of Sale to the escrow agent.

c.

The Sub-Lessor shall deliver to the Sub-Lessee the Consent to Sublet as aforesaid, duly executed by the appropriate official of the Government of Antigua and Barbuda to the sublease of the Head-Lease.

d.

The Sub-Lessor shall provide proof satisfactory to the Sub-Lessee of the satisfaction of all and sundry outgoings in respect.

e.

The Sub-Lessor shall provide proof satisfactory to the Sub-Lessee that the Contract between Palmetto Hotel Dev. Ltd. and Blue Island Resort (BVI) Limited, (a copy of which has already been delivered to the Sub-Lessee), has been terminated effective as of Forty (40) days from the date of execution hereof.

a.

The Sub-Lessor shall have assigned to the Sub-Lessee all licenses and permits that are assignable.

g.

Sub-Lessor shall deliver to the Sub-Lessee resolution from its shareholders and its board of directors authorizing this sub-lease and the Sub-Lessee will deliver to the Sub-Lessor resolution from its shareholders and its board of directors authorizing this sub-lease.

1.

The Sub-Lessee hereby acknowledges that:

a.

It has seen the materials and equipment listed in the Fifth Schedule which do not belong to the Sub-Lessor and which will be removed not later than 30 days from the date hereof from the Palmetto Point area at the expense of the Sub-Lessor.

b.

It has knowledge that Derjanecz leases and occupies approximately 0.16 of an acre and that the occupiers thereof have the rights of access and egress thereto and the right to purchase electricity from the Sub-Lessor.

c.

The Premises are Sub-Let as seen and no objection shall be taken as to its measurement or condition or to the condition of all machinery, equipment and other moveable property.

2.

Sub-Lessor and the Guarantor, jointly and severally, hereby represent and warrant to the Sub-Lessee that:

a.

Sub-Lessor has the power and the authority to enter into this sub-lease.

b.

Sub-Lessor shall be legally able to do the things mentioned herein to fulfil the effective intention herein.

c.

Sub-Lessor and/or Guarantor have made a full and proper disclosure in writing to the Sub-Lessee or its representatives of all matters relating to this sub-lease upon which inquiry has been made by or on behalf of the Sub-Lessee.

d.

Sub-Lessor and/or Guarantor does not know of any material matter relating to the Assets or Premises that has not been disclosed in writing to the Sub-Lessee or not set forth herein.

e.

The Contracts contained in the Fourth Schedule (hereinafter referred to as “Disclosed Contracts”), are true and correct and copies thereof have been delivered to the Sub-Lessee and they, along with the Head-Lease, constitute or will constitute, the only agreements in existence relating to the Assets or the Premises.

f.

The Sub-Lessor is the true and rightful owner of the Assets free and clear of all liens, claims, charges and encumbrances of any kind or nature.

g.

The Sub-Lessor is the leaseholder of the Premises free of all encumbrances and rights save those set out in the Head-Lease or otherwise disclosed in writing to the Sub-Lessee before the date of this sub-lease, and that the Sub-Lessor is not in default of any of the terms and conditions of the Head-Lease.

h.

No hazardous materials

i.

are or have been located on, at, in, under or about any of the Premises or

ii.

Have been disposed of, or released, to, from or at any portion of the Premises.

i.

Sub-Lessor has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any environmental matter.

j.

That there are no material lawsuits, proceedings, or other legal actions, pending or threatened against the Sub-Lessor or affecting the Sub-Lessor’s rights with respect to the Assets and Premises, at law or in enquiry, or before any governmental authority, and neither the Sub-Lessor nor Guarantor are aware of any investigation with respect to the foregoing or any facts which to their knowledge are reasonably likely to result in any such action, investigation, suit or proceedings. In addition, that there are no material judgments, orders, awards or decrees currently in effect against the Sub-Lessor with respect to the Assets or Premises.

k.

Except as set forth in the Fourth Schedule, the Sub-Lessor has not entered into nor are the Assets or Premises subject to, whether or not in writing, any of the following (“Commitments”):

i.

Partnership or joint venture agreement.

ii.

Deed of trust, mortgage or other security agreement.

iii.

Guaranty or surety ship, indemnification or contribution agreement or performance bond.

iv.

Employment consulting, compensation, termination, or severance agreement or arrangement, including the election or retention of any officer or director.

v.

Labour or collective bargaining agreement.

vi.

Debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another.

vii.

Agreement with dealers or sales or commission agent, public relations or advertising agencies, accountants or attorneys,

viii.

Lease for real or personal property, whether as a lessor, lessee, sub-lessor or sub-lessee ( except for the Head Lease),

ix.

Agreement relating to any material matter or transaction in which an interest is held by a person  or entity which  is an affiliate of the Sub-Lessor,

x.

Agreement for the acquisition of services, supplies, equipment, or other personal property entered into other than in the ordinary course of business and not involving more than US$10,00.00 in the aggregate,

xi.

Power of attorney,

xii.

Contract containing non competition agreements or covenants,

xiii.

Any other contract or agreement that either involves the unperformed commitment in excess of US$10,000.00 or that terminates more than one year from the date hereof, or

xiv.

Any other agreement of commitment that is material to the business.

l.

No finder or broker’s fee is payable to any third party in connection with this sub-lease.

m.

All taxes and government charges of any kind or character levied or assessed against the Assets and Premises have been paid through the date hereof; and no notice of delinquency or deficiency or assessment of additional taxes relating to the Assets or the Premises has been received by the Sub-Lessor, and the Sub-Lessor is not party to any action or proceeding by any governmental authority for assessment or collection of taxes with respect to the Assets or the Premises.

3.

Sub-Lessee shall be free to make, at its expense, any improvements or alterations to the Premises, including the building of additional rooms or structures located on the Premises (“Additional Structures”). The Sub-Lessee shall furnish the Sub-Lessor with reasonably detailed plans and specifications of the improvements or alterations in advance of such work. All such improvements or alterations shall be conducted by the Sub-Lessee in accordance with all applicable laws and regulations. In the event of termination of this sub-lease by the Sub-Lessor for breach by the Sub-Lessee all such improvements and alterations shall become the property of the Sub-Lessor with no compensation to the Sub-Lessee therefor.

4.

During this sub-lease, the Sub-Lessee covenants and agrees that it:

a.

Will operate the business on the Premises in a manner consistent with industry standards,

b.

Will keep the Hotel and fixtures and fittings in good order in the condition comparable to other first class hotels in the area, except to the extent that repairs or replacements are required to be made as a result of the occurrence of an insured risk.

5.

During this sub-lease, the Sub-Lessor covenants and agrees that it:

a.

Will not sell, transfer, assign, lease, or sublease the Premises and Assets,

b.

Will keep the Premises and Assets free and clear of all liens, claims, mortgages, demands, including any liens for taxes, duties or charges by any governmental agency

(i)

insofar as they relate to the Sub-Lessor’s obligations under the Head Lease, (save and except those obligations which have been delegated to the Sub-Lessee hereunder) and

(ii)

insofar as they relate to the operation of the Premises or Assets prior the date hereof.

c.

Will promptly pay all taxes and government charges and duties when due insofar as they relate to the Sub-Lessor’s obligations under the Head Lease, (save and except those obligations which have been delegated to the Sub-Lessee hereunder) and insofar as they relate to the operation of the Premises or Assets prior the date hereof.

d.

Will not allow the Assets and Premises to be subject to any Commitments, except as identified herein.

16.

The Sub-Lessee shall make all repairs and maintenance necessary to the Premises and Assets including the roofs, foundations, exterior walls, interior structural walls, all structural components, and all systems, such as mechanical, electrical, and plumbing. All repairs or replacements required shall be made within a reasonable time after receiving notice from the Sub-Lessor or the Sub-Lessor having actual knowledge of the need for a repair or replacement.

17.

During this sub-lease:

a.

The Sub-Lessee within thirty (30) days of the execution hereof at its expense shall keep the Hotel, all the furniture, fixtures, and equipment, insured in the names of the Sub-Lessor and the Sub-Lessee against damage and destruction by fire, earthquake, vandalism, hurricanes, and other perils for a minimum value of US$1,000,000.00, subject to underwriters standard limitations and exceptions. It is understood and agreed by the Sub-Lessor and Sub-Lessee that all insurance proceeds will be applied to the reconstruction of the Hotel and repair or replacement of the furniture fixtures and equipment.

b.

The Sub-Lessee at its cost shall keep adequate contractual and comprehensive general liability insurance, including public liability and property damage.

1.

Each of the following constitutes an event of default (each an “Event of Default”):

a.

Sub-Lessee’s failure to pay any of the rent payments within thirty (30) days after the date listed in the Third Schedule.

b.

Sub-Lessee’s wilful failure to maintain the insurances as required by paragraph 17(a) and (b).

a.

Sub-Lessee’s abandoning or vacating the Premises.

b.

Sub-Lessee’s failure to vacate the Premises after sixty (60) days after:

i.

a liquidation petition is filed by or against the Sub-Lessee;

ii.

Sub-Lessee is adjudicated as bankrupt or insolvent;

iii.

A receiver, trustee, or liquidator is appointed for all or a substantial part of Sub-Lessee’s property; or

iv.

Sub-Lessee makes an assignment for the benefit of creditors.

19.

Subject to the provision of paragraph (a) below, in addition to the remedies given in this Sub Lease or under the law, the Sub-Lessor may do any or more of the following in the event that the Sub-Lessee commits an Event of Default:

(i).

Terminate this Agreement, and the Sub-Lessee must surrender the Premises and Assets to Sub-Lessor; and

(ii)

Enter and take possession of the Premises and Assets either with or without process of law and physically eject and remove the Sub-Lessee.

(a)

If an Event of Default has occurred and the Sub-Lessor exercises its rights under the preceding paragraph, each improvement, enlargement or additional construction made by the Sub-Lessee shall automatically become the property of the Sub-Lessor, without any payment to or claim by the Sub-Lessee for such improvements, enlargements and additional construction and any and all rents previously paid by the Sub-Lessee to the Sub-Lessor.

20.

The breach by the Sub-Lessor of any agreement, representation, warranty, or covenant made hereunder, at the election of the Sub-Lessee, shall be the subject of compensation payable to the Sub-Lessee by the Sub-Lessor in such amount as shall be agreed between the parties or, in the absence of agreement, as shall be determined by an Arbitrator appointed in pursuance of clause 23 hereto, provided that, the Sub-Lessee shall not be in default pending resolution of such arbitration.

21.

All income and outgoings of the Hotel shall be apportioned between the parties hereto as of the date of the execution hereof.  All outgoings of the Hotel paid or payable in respect of the period up to the date of the execution hereof shall be borne by the Sub-Lessor and all outgoings of the Hotel paid or payable in respect of the period after the date of the execution hereof shall be borne by the Sub-Lessee.

22.

Each party shall be responsible for their own costs in connection with the preparation, execution of this Agreement. This sub-lease must be registered at the expense of the Sub-Lessee within ninety (90) days of its execution by the Sub-Lessor failing which it shall be null and void and be of no effect.

23.

Any dispute question or difference whatsoever which may at any time hereafter arise between the parties hereto touching the construction meaning or effect of this Agreement or any provision hereof or the rights or liabilities of the parties hereunder or otherwise in relation to the subject-matter hereof shall be referred to a single arbitrator if the parties can agree thereto otherwise to arbitration in accordance with and subject to the provisions of the Arbitration  Act of Antigua and Barbuda.

24.

The provisions of this Agreement including the warranties provided herein shall remain in full force and effect after and notwithstanding the completion of the assignment of the Head Lease to such extent as is appropriate. The recitals are incorporated herein for all purposes. This agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, discussions and arrangements among the parties.

25.

This sub-lease is made and executed in multiple counterparts, with each counterpart constituting an integrated document.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and affixed their seals the day and year first above mentioned.

The Common Seal of IMPRESSA GUFFANTI

)

COSTRUZIONI EDILI SRL was duly affixed

)

hereto and signed by ANTONIO MARIA

)

/s/Antonio Maria Guffanti

GUFFANTI, a Director and countersigned by

)

ANTONIO MARIA GUFFANTI Secretary,

)

……………………………

in the presence of:

)

…………………………………………………….

)

The Common Seal of BEACH PROPERTIES

)

BARBUDA LIMITED was duly affixed hereto

)

By FRED W. JACKSON JR. the authorised

)

/s/ Fred W. Jackson, Jr.

Signatory before and in the presence of:

)

…………………………………………………….

)

Signed Sealed and Delivered by ANTONIO

)

MARIA GUFFANTI in the presence of:

)

/s/Antonio Maria Guffanti

……………………………………………………..

)

ANTIGUA AND BARBUDA

Dated the        day of September, 2003

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SUB-LEASE AGREEMENT

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E. ANN HENRY & ASSOCIATES

SOLICITORS.

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